Exhibit 99.2

June 2, 2015

Ferrellgas Partners, L.P. Announces Pricing of Public Offering of Common Units

OVERLAND PARK, Kansas, June 2, 2015 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE:FGP) announced today that it has priced its public offering of 6,325,000 common units representing limited partner interests in FGP at a price to the public of $23.00 per unit. FGP has granted the underwriters a 30-day option to purchase up to an additional 948,750 common units. The offering is expected to close on June 8, 2015, subject to customary closing conditions.

FGP intends to use the net proceeds from the offering, including its general partner’s proportionate capital contribution and after deducting underwriting discounts but before estimated offering expenses, of approximately $139.7 million (or approximately $160.6 million if the underwriters exercise their option to purchase additional units in full) to fund a portion of the cash portion of the consideration for the pending acquisition of all of the outstanding membership interests in Bridger Logistics, LLC and its subsidiaries.

J.P. Morgan, UBS Investment Bank, Barclays, BofA Merrill Lynch, Barclays, RBC Capital Markets and Jefferies are acting as joint book-running managers for the offering. SunTrust Robinson Humphrey, Capital One Securities, Fifth Third Securities, MUFG and Simmons & Company International are acting as co-managers for the offering.

The offering is being made only by means of a prospectus supplement and accompanying prospectus. A copy of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from the offices of:

J.P. Morgan

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Attn:  Prospectus Department

Telephone: (866) 803-9204

E-mail: prospectus-eq_fi@jpmorgan.com

UBS Investment Bank

Attn: Prospectus Department

1285 Avenue of the Americas

New York, NY 10019

Telephone: (888) 827-7275

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

E-mail:  Barclaysprospectus@broadridge.com

Telephone:  (888) 603-5847

BofA Merrill Lynch

222 Broadway

New York, NY 10038

Attn:  Prospectus Department

E-mail:  dg.prospectus_requests@baml.com

RBC Capital Markets

Attention: Equity Syndicate

200 Vesey Street, 8th Floor

New York, NY 10281-8098

Telephone: (877) 822-4089

Email: equityprospectus@rbccm.com

Jefferies

520 Madison Avenue, 2nd Floor

New York, NY 10022

Attn:  Prospectus Department

Telephone: (877) 547-6340

E-mail: Prospectus_Department@Jefferies.com

An electronic copy of the prospectus supplement and accompanying prospectus may also be obtained at no charge at the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and accompanying prospectus, each of which is part of an effective shelf registration statement filed by FGP with the SEC.

Ferrellgas Partners, L.P. is a publicly traded partnership serving propane customers and providing midstream services to major energy companies in the United States. FGP is headquartered in Overland Park, Kansas.

CONTACT:                   Jack Herrold, Investor Relations, 913-661-1851

Jim Saladin, Media Relations, 913-661-1833

Scott Brockelmeyer, Media Relations, 913-661-1830